Exhibit 99.1

ROBERT BIESTERFELD APPOINTED CHIEF OPERATING OFFICER

02/26/2018

MINNEAPOLIS—(BUSINESS WIRE) — C.H. Robinson (NASDAQ: CHRW) announced today that Robert (“Bob”) Biesterfeld, 42, has been promoted to Chief Operating Officer (COO), effective March 1, 2018. Mr. Biesterfeld will continue to report to John P. Wiehoff, Chairman and Chief Executive Officer.

“Bob is a highly effective leader with deep knowledge of our industry and a proven track record of delivering results,” said Wiehoff. “He has been instrumental in driving strategy and transformation and brings a strong focus on analytics, customer centricity, and technology to this role.”

In his new role, Biesterfeld will have direct responsibility for C.H. Robinson’s five business divisions, including North American Surface Transportation (NAST), Global Forwarding, Robinson Fresh, Europe Surface Transportation, and Managed Services, along with the company’s commercial operations and information technology. He will continue to serve as President of NAST.

Biesterfeld has been with the company for 19 years. Prior to becoming President of NAST, he was Vice President, Truckload. He also served as Vice President of Robinson Fresh and as a General Manager in Phoenix, Arizona.

“I am excited and honored to have the opportunity to serve and support all of our incredible employees across our business units and around the globe. We are in a strong leadership position in our industry, and we will continue to drive our strategic initiatives forward in order to best serve our customers. By bringing technology, the business units and our commercial teams closer together, we will further accelerate our pace of innovation and delivery,” said Biesterfeld.

“C.H. Robinson has a strong culture of performance, talented and dedicated employees, and a deep bench of highly effective leaders,” said Wiehoff. “We are in a great position for continued success as we execute on our long-term growth strategy.”

About C.H. Robinson

At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 120,000 customers and 73,000 active contract carriers through our integrated network of offices and over 15,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

Source: C.H. Robinson